Exhibit 11.

  Computation of net loss per share, all data in thousands, except per share data. This data is unaudited.



                                                         For the three months

ended March 31,
                                                      --------------------------
                                                          1999           1998
                                                      -----------    -----------

        Calculation of loss per share - basic
        Net loss                                        $   (146)          (897)
                                                      ===========    ===========


        Shares:
        Common shares outstanding                           7,206          7,086
                                                      ===========    ===========


        Net loss per common share - basic               $  (0.02)         (0.13)
                                                      ===========    ===========



        Calculation of loss per share - diluted
        Net loss                                        $   (146)          (897)
                                                      ===========    ===========


        Shares:
        Common shares outstanding                           7,206          7,086
        Additional shares assuming conversion of: stock
        options and warrants                                    0             0

        Average common and equivalent shares outstanding    7,206          7,086
                                                      ===========    ===========

        Net loss per common share - diluted             $  (0.02)         (0.13)
                                                      ===========    ===========





        See the accompanying notes to consolidated financial statements.